BARKING APPLICATIONS CORPORATION

EMPLOYMENT AGREEMENT

Employer desires to continue to employ the Executive, due to Executive's certain unique skills, talents, contacts, judgment and knowledge of the Employer's business, strategies, and objectives, and the Executive desires to be employed by the Employer.

The parties, intending to be legally bound, agree as follows:

1. Position. Executive will be employed by Employer as its Sole Officer (President, Secretary, Treasurer) and Board Member commencing upon August 1, 2012 (the "Commencement Date") and continuing thereafter until termination pursuant to Section 5. Executive will have overall responsibility for the management of Employer. Executive will be expected to devote as much as 30 hours per week to the business.

2. Cash Compensation. Executive's annual base salary from the Commencement Date will be $0.00. Base salary will be payable if and when the company becomes profitable. Profitability will be determined by net income and determined based upon audited or reviewed financial statements from the auditor. Any salary received will be for current and subsequent periods, not prior periods.

No bonus will be given until the company has net income and at least three board members to vote on said bonus following the Board's review of Executive's performance. In subsequent years of employment the Board of Directors, at its own discretion, will determine Executive's annual base salary and bonus compensation based on the Board's review of Executive's performance for the preceding year.

3. Employee Benefits. Executive will not receive the following benefits until the company is profitable as determined by net income using the curricula above. At that time, he may receive:

a. Vacation, Sick, Holiday and Other Paid Leave.

b. Medical and Dental Insurance.

c. Life Insurance and Long-Term Disability Insurance.

d. Retirement.

e. Other Benefits.

based upon a vote by the Board of Directors.

4. Reimbursement of Expenses. Employer shall reimburse Executive for all reasonable travel and other expenses incurred or paid by Executive in connection with, or related to, the performance of Executive's duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information.

5. Termination of Employment. Executive's employment with Employer will be at will and may be terminated by Executive or by Employer at any time for any reason as follows:

a. Executive may terminate employment upon written notice to the Board of Directors at any time for "Good Reason," as defined below (an "Involuntary Termination").

b. Executive may terminate employment upon written notice to the Board of Directors at any time in Executive's discretion without Good Reason ("Voluntary Termination").

c. Employer may terminate Executive's employment upon written notice to Executive at any time following a determination by two-thirds (2/3) vote of the Board of Directors then in office that there is "Cause," as defined below, for such termination ("Termination for Cause").

d. Employer may terminate Executive's employment upon written notice to Executive at any time in the sole discretion of the Board of Directors without a determination that there is Cause for such termination ("Termination without Cause").

e. Executive's employment will automatically terminate upon Executive's death or upon Executive's disability as determined by the Board of Directors ("termination for Death or Disability"); provided that "disability" shall mean Executive's inability to perform Executive's job responsibilities for a period of 90 consecutive days or 90 days in the aggregate in any 12- month period.

6. Definitions. As used in this agreement, the following terms have the following meanings:

a. "Good Reason" means (i) a material reduction in Executive's duties that is inconsistent with Executive's position as President of Employer or a change in Executive's reporting relationship such that Executive no longer reports directly to the Board of Directors; (ii) Executive is no longer the President of Employer; (iii) any reduction in Executive's annual base salary or bonus compensation (other than in connection with a general decrease in the salary or bonuses for other employees, if any, of Employer) without Executive's consent; or (iv) material breach by Employer of any of its obligations hereunder after providing Employer with written notice and an opportunity to cure within seven (7) days.

b. "Cause" means (i) gross negligence or willful misconduct in the performance of Executive's duties to Employer (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Employer, after a written demand for substantial performance is delivered to Executive by the Board of Directors which specifically identifies the manner in which the Board believes Executive has not substantially performed Executive's duties and Executive has been provided with a reasonable opportunity, of not less than ten (10) days, to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to Employer; or (iii) conviction of a felony or a crime involving moral turpitude either of which causes material harm to the business and affairs of Employer. No act or failure to act by Executive shall be considered "willful" if done or omitted by Executive in good faith with reasonable belief that Executive's action or omission was in the best interests of Employer.

7. Separation Benefits. Upon termination of employment with Employer for any reason, Executive will receive payment for all unpaid salary (assuming net income has been realized) and vacation accrued to the date of termination of employment. Benefits will be continued, at Executive's expense, under Employer's then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, subject to Executive's execution of a termination and general release agreement, Executive will also be entitled to receive severance benefits (assuming net income has been realized) as set forth below. Employer's termination and general release agreement will contain provision specifying that Executive will not compete with Employer while Executive is receiving such severance benefits and for six months thereafter, nor will Executive solicit employees for a period of one year after any final payment, that neither Executive nor Employer shall disparage the other party, and that neither party shall have claims that survive that agreement.

a. In the event of Executive's Voluntary Termination or Termination for Cause, Executive will not be entitled to any cash severance benefits.

b. In the event of Executive's Involuntary Termination or Termination without Cause, Executive will be entitled to one week of cash severance benefits (assuming net income has been realized) for each full year of employment with Employer, including employment prior to the Commencement Date of this Agreement, payable in accordance with Employer's normal payroll practice with such payroll deductions and withholdings as required by law. For purposes of this Agreement, Termination for Death or Disability shall be treated as Involuntary Termination.

8. Rights to Work Product. All work products developed by Executive pursuant to this Agreement shall be the property of Employer, and Employer shall hold all rights thereon, if any. Executive hereby irrevocably transfers and assigns to Employer any and all of Executive's right, title, and interest in and to all work products, methods, procedures, diagrams, tables, databases, documentation, know-how, trade secrets, modifications, improvements, derivative works of the foregoing, and other information developed by Executive in the performance of services under this Agreement ("Work Product"), including all worldwide patent rights (including patent applications and disclosures), copyright rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights therein (collectively, "Intellectual Property Rights"). Executive further agrees that any Work Product developed in the course of performing services are "works for hire" under the Copyright Act and that Employer shall be considered the owner of the Work Product. Executive agrees to execute such documents, render such assistance, and take such other actions as Employer may reasonably request to apply for, register, perfect, confirm, enforce and protect Employer's rights in the Work Product.

9. Confidential Information. Executive acknowledges that in the performance of service Executive may be granted access to, or there may be disclosed to Executive, information, including research plans, fund proposals, methodology, know-how, data, trade secrets, technical information or other information that is confidential in nature and of great proprietary and competitive value to Employer. All such information, whether or not such information is reduced to writing, patented, copyrighted, or trademarked, will be deemed "Confidential Information" unless the same (a) was in the public domain at the time it was disclosed; (b) enters the public domain without violation of this Agreement; (c) was known to Executive, without restriction as to use or disclosure, at the time of the disclosure; or (d) becomes known to Executive from third party without breach of this Agreement. Executive will not disclose to any third party and Confidential Information without Employer's written consent and will not use Confidential Information except to perform Executive's obligations under this Agreement. Executive will use reasonable efforts to keep Confidential Information in confidence. Notwithstanding anything in this Agreement, executive may disclose Confidential Information pursuant to a court order, provided that Executive (a) first provides Employer with prior written notice and a reasonable opportunity to oppose such disclosure; and (b) reasonably cooperates with Employer to limit disclosure of the Confidential Information. For the purposes of this Agreement, Work Product will be considered Confidential Information of Employer. Upon the expiration or termination of this Agreement, Executive will promptly notify Employer of any Confidential Information in Executive's possession or control, and in accordance with Employer's instructions will promptly return all such Confidential Information. Executive shall not retain any copy, duplicate, or not memorializing any such Confidential Information.

10. Authority. Employer represents that Executive, as its sole officer and director, has due authority to execute and deliver this Agreement on behalf of Employer.

11. Successors. This Agreement is binding on and may be enforced by Employer and its successors and assigns and is binding on and may be enforced by executive and Executive's heirs and legal representatives. Any successor to Employer or substantially all of its business, whether by purchase, merger, consolidation, or otherwise, will in advance assume in writing and be bound by all of Employer's obligation under this Agreement.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

13. Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties with respect to the matters contained herein and supersedes all prior written or oral agreements or understandings in respect thereof. No change, modification, or waiver of any provision shall be valid unless in writing and signed by both parties.

14. Interpretation. No term, provision, or part of this Agreement shall be interpreted for or against either party because that party or its legal representative drafted such term, provision, or part of this Agreement.

15. Waiver. The waiver of any breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach of the same or other provision hereof.

16. Severability. Should any term, provision, or part of this Agreement be declared void or invalid, the validity of the remaining terms, provisions, or parts shall not be affected.

17. Notice. All notices to be given by one party to the other under this Agreement shall be given in writing and mailed or delivered to the other party at its address given to the other party for purposes of notice.

18. Attorneys' Fees. If any action is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.

EXECUTIVE EMPLOYER

By: /s/ Raymond Kitzul

Raymond Kitzul

Date: August 1, 2012